Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM F-1

(Form type)

Grown Rogue International, Inc.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Subordinate Voting Shares, without par value	Rule 457(o)
	Other	Warrants	Rule 457(o)
	Other	Subscription Rights	Rule 457(o)
	Debt	Debt Securities	Rule 457(o)
	Other	Convertible Securities	Rule 457(o)
	Other	Units	Rule 457(o)
	Total Offering Amount				$50,000,000		$0.00015310	$7,655
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$7,655

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, an indeterminate number of additional securities are registered hereunder that may be issued to prevent dilution in connection with a stock split, stock dividend, recapitalization, or similar event or adjustment. In addition, an indeterminate number of common shares are registered hereunder that may be issued upon conversion of or exchange for any other securities

(2)	There are being registered hereunder such indeterminate number of the securities of each identified class being registered as may be sold from time to time at indeterminate prices, with an initial aggregate public offering price not to exceed $50,000,000. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units. To the extent that separate consideration is received for any such securities, the aggregate amount of such consideration will be included in the aggregate offering price of all securities sold. If any debt securities are issued at an original issue discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $50,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as part of units, which may consist of any combination of the securities registered hereunder

(3)	Pursuant to Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form F-3, the table does not specify by each class information as to the proposed maximum aggregate offering price. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.